Exhibit 99.1

NEWS RELEASE

7007 Pinemont Drive

Houston, TX 77040 USA

Contact: W. Richard Wheeler

President and CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

GEOSPACE TECHNOLOGIES REPORTS FISCAL YEAR 2014

SECOND QUARTER RESULTS

Houston, Texas – May 7, 2014 – Geospace Technologies (NASDAQ: GEOS) today announced net income of $10.8 million, or $0.82 per diluted share, on revenues of $68.6 million for its fiscal quarter ended March 31, 2014. This compares with a net income of $16.9 million, or $1.30 per diluted share, on revenues of $76.4 million for the comparable quarter last year.

For the six months ended March 31, 2014, the company recorded revenues of $169.9 million and net income of $35.0 million, or $2.66 per diluted share. For the comparable period last year, the company recorded revenues of $154.2 million and a net income of $38.9 million, or $3.01 per diluted share.

Walter R. Wheeler, Geospace Technologies’ President and CEO said, “Revenues and net income for the second quarter of our fiscal year saw respective reductions of 10% and 36% compared to the second quarter of last year. The lower quarterly revenues reflect reduced demand and deliveries for each of our product segments during the quarter. Lower product demand in our traditional and wireless product segments can be largely attributed to continued softness in the land seismic market, particularly in North America.”

“Sales of our traditional products declined sequentially from the first quarter and from last year due to a reduction in geophone sales, which often accompany large orders for our wireless data acquisition systems. Partially offsetting this decrease in sales was an increase in demand for our marine products. We expect demand for our other traditional products to remain soft for the remainder of the fiscal year.”

“GSX product sales were significantly lower than expected and were mostly comprised of low margin replacement parts and battery upgrades, with relatively few new channels sold during the quarter. Offsetting this low sales activity was a record quarter from our GSX rental operations. We are pleased to report that approximately 100,000 GSX channels were rented at March 31, 2014, helping us generate record rental revenues for the second quarter. The rental revenue contribution and channel utilization would have been better had our customers not experienced startup delays in both the Canadian and South American markets. We are pleased with the expanding utilization of our GSX products in North and South America and in Eastern Europe, and we look forward to increased opportunities developing new customer relationships in these and other regions. Since its inception and through March 31, 2014, we have sold 316,000 GSX channels and we had 133,000 GSX channels in our worldwide rental fleet.”

“We have recently executed several OBX rental contracts, with indications that marketplace demand is continuing to increase for this important new technology. We expect OBX rental demand will grow in future periods due to the short-term duration of many offshore projects and the risk perceived by some customers of unutilized time between jobs. Regarding the Seafloor Geophysical Solutions (“SGS”) matter, as we reported in March, SGS advised us that a portion of its earlier capital commitment had been withdrawn by a shareholder. Prior to that, SGS had placed a $29.4 million order with us, secured with a $3.3 million non-refundable deposit, for over 2300 stations of our deep-water OBX system. This system was scheduled to be delivered sometime in the third quarter ending June 30, 2014. The SGS management team reports that they are confident and underway with the process of arranging new investor funding, but we are unclear when this might conclude or if SGS will be successful in their capital-raising efforts. Until SGS successfully raises the additional funding, we cannot estimate when the equipment might be delivered, and as a result, delivery in the third quarter is at best uncertain and may not occur.”

“This second quarter essentially brought the large Statoil order to near completion, with only $5.3 million of revenues remaining to fulfill the contract. While our leading expertise in permanent reservoir monitoring (PRM) systems is already well known and established throughout the industry, our wealth of knowledge in this domain has expanded significantly through our development of these systems for Statoil’s Grane and Snorre fields. Once installed, these systems will mark history as the largest undertaking for reliable permanent reservoir monitoring ever accomplished, and we are privileged to have played an instrumental role with Statoil in this record breaking achievement. In another first, this quarter saw the delivery of a $5.0 million permanent land data acquisition system to Makamin Petroleum Services for installation and use in Saudi Arabia. This system is the first of its kind and we are pleased to be working with Makamin on this pioneering endeavor. Continuing with firsts, we delivered $4.4 million of additional equipment to BP to enlarge its PRM system installed at the Valhall field in the North Sea. The Valhall PRM system, designed and developed by Geospace and installed by BP in 2003, was the world’s first PRM system. With the pending completion of the Statoil contract, we expect revenues from our reservoir seismic products to decline significantly for the remainder of fiscal year 2014. However, we believe opportunities for new PRM systems will remain strong over the long term.”

“With work on the Statoil contract essentially completed, we have recently reduced our workforce at our Houston facility. However, we continue operating from three satellite locations in addition to our primary facilities on Pinemont Drive. In order to manage costs and efficiencies, we continue to believe it necessary to combine these satellite operations into our main Pinemont campus. This, combined with the need to accommodate future growth and to prepare and maintain our ability to take on large projects similar to the recently completed Statoil contract, we continue to pursue our plans of constructing a new building at our Pinemont location. While there have been some delays, the platting of our extended property is now complete, and designs for the new building are underway. Under these present circumstances, it looks like the earliest that construction permitting may begin would be sometime in June. This means that the earliest construction completion date is approximately March of 2015.”

Conference Call Information

Geospace Technologies will host a conference call to review its fiscal year 2014 second quarter financial results on May 8, 2014, at 10:00 a.m. Eastern Time (9 a.m. Central). Participants can access the call at (866) 952-1907 (US) or (785) 424-1826 (International). Please reference the conference ID: GEOSQ214 prior to the start of the conference call. A replay will be available for approximately 60 days and may be accessed through the Investor tab of our website at www.geospace.com.

About Geospace Technologies

Geospace Technologies Corporation designs and manufactures instruments and equipment used by the oil and gas industry to acquire seismic data in order to locate, characterize and monitor hydrocarbon producing reservoirs. The company also designs and manufactures non-seismic products, including industrial products, offshore cables, thermal printing equipment and film.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenues, future financial position, business strategy, future expectations and estimates and other plans and objectives for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, tensions in the Middle East and other factors disclosed under the heading “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities and Exchange Commission. Further, all written and verbal forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors. We assume no obligation to revise or update any forward-looking statement, whether written or oral, that we may make from time to time, whether as a result of new information, future developments or otherwise.

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	March 31, 2014	March 31, 2013	March 31, 2014	March 31, 2013
Sales	$68,551	$76,420	$169,899	$154,171
Cost of sales	40,648	40,859	94,904	78,065

Gross profit	27,903	35,561	74,995	76,106
Operating expenses:
Selling, general and administrative	6,554	5,899	13,256	11,262
Research and development	5,097	3,768	9,472	7,133
Bad debt expense	296	338	644	607

Total operating expenses	11,947	10,005	23,372	19,002

Income from operations	15,956	25,556	51,623	57,104

Other income (expense):
Interest expense	(103)	(48)	(235)	(130)
Interest income	25	230	56	459
Foreign exchange gains (losses)	101	(714)	80	(668)
Other, net	(12)	—	(38)	(19)

Total other income (expense), net	11	(532)	(137)	(358)

Income before income taxes	15,967	25,024	51,486	56,746
Income tax expense	5,151	8,155	16,494	17,864

Net income	$10,816	$16,869	$34,992	$38,882

Basic earnings per share	$0.83	$1.31	$2.68	$3.02

Diluted earnings per share	$0.82	$1.30	$2.66	$3.01

Weighted average shares outstanding—Basic	12,950,416	12,882,396	12,948,788	12,854,858

Weighted average shares outstanding—Diluted	13,002,383	12,955,566	13,001,075	12,924,014

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2014	September 30, 2013
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$44,340	$2,726
Trade accounts receivable, net	50,939	49,756
Current portion of notes receivable, net	2,808	5,290
Inventories, net	144,419	149,548
Costs and estimated earnings in excess of billings	—	12,400
Deferred income tax assets	6,885	7,056
Prepaid expenses and other current assets	6,503	6,327

Total current assets	255,894	233,103
Rental equipment, net	53,122	36,908
Property, plant and equipment, net	49,865	48,480
Goodwill	1,843	1,843
Non-current deferred income tax assets	214	594
Prepaid income taxes	7,151	6,201
Other assets	105	96

Total assets	$368,194	$327,225

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable trade	$14,231	$16,737
Accrued expenses and other current liabilities	15,190	16,638
Deferred revenue	6,742	1,093
Deferred income tax liabilities	49	12
Income taxes payable	4,271	159

Total current liabilities	40,483	34,639
Long-term debt	—	931
Non-current deferred income tax liabilities	1,891	2,597

Total liabilities	42,374	38,167

Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	131	129
Additional paid-in capital	68,792	65,985
Retained earnings	259,000	224,008
Accumulated other comprehensive loss	(2,103)	(1,064)

Total stockholders’ equity	325,820	289,058

Total liabilities and stockholders’ equity	$368,194	$327,225